For Media Inquiries Contact:
Sloane & Company
Elliot Sloane, 212-446-1860
Esloane@sloanepr.com

Or

Dan Zacchei 212-446-1882

Dzacchei@sloanepr.com

SANDELL TO COMMENCE CONSENT SOLICITATION AT BOB EVANS
FARMS, INC.

Sandell Releases Investor Presentation, Cites Repeated Failure by Board to Unlock Value
Troubling Financial Results

Shareholders Do Not Need to Wait Until Annual Meeting to Seek Change

NEW YORK (December 9, 2013) – Sandell Asset Management Corp. (“Sandell”), the beneficial owner of approximately 1.7 million shares, or 6.5%, of Bob Evans Farms, Inc. (NASDAQ:BOBE) (“Bob Evans” or the “Company”), released an open letter to the shareholders of the Company indicating that it intends to commence a consent solicitation at Bob Evans. Sandell is being advised by the proxy solicitation firm MacKenzie Partners, Inc. (“MacKenzie”).

Full text of the open letter follows:

“December 9, 2013

Dear Fellow Bob Evans Shareholders:

As you may be aware, Sandell Asset Management (“Sandell”) is a significant shareholder of Bob Evans Farms, Inc. (“Bob Evans” or the “Company”), with beneficial ownership of approximately 6.5% of the Company. While we strongly believe that the inherent value of Bob Evans is far in excess of the Company’s current share price, we have serious doubts regarding management’s ability to realize this value, particularly in light of the Company’s abysmal financial results for the second quarter of Fiscal 2014.

Though we had hoped to reach an amicable resolution with Bob Evans that would have delivered substantial value to the shareholders and eliminated the need to embark on a costly and time-consuming public contest, we have been met with near indifference on the part of management and the Board of Directors (the “Board”) of the Company aside from some dismissive commentary provided by Chairman and CEO Steven Davis on the Company’s December 4th earnings teleconference. Accordingly, we intend to commence a consent solicitation in order to empower shareholders to seek change at Bob Evans.

We have made repeated attempts to engage in a dialogue with the Company over a period of nearly five months for the sole purpose of discussing ideas which could deliver significant additional value to you, the true owners of Bob Evans. Unfortunately, management and the Board of Directors, aided by its financial advisors Lazard, have decided to take no action with respect to our ideas aimed at unlocking what we believe may exceed $80 per share of value associated with the Company’s unique assets, apparently choosing instead to pursue “business as usual,” despite the Company’s abysmal earnings performance and concomitant stock price decline.

Furthermore, in addition to the litany of impairment and other charges taken in the Company’s FY2014 second quarter, the financial results that Bob Evans recently reported paint a very troubling picture regarding not only the Company’s operating structure but the capital allocation decisions made by management. An increase in sow prices had a dramatic negative impact on the operating results of BEF Foods and was responsible for a staggering $0.23 per share reduction in the overall Company’s EPS, further illustrating the strategic irrationality of combining a restaurant business and a packaged foods business under one corporate umbrella.

With regards to the Company’s capital spending efforts, by our calculations, management will have spent close to $130 million on its Farm Fresh remodeling initiative by the end of FY2014; these Farm Fresh remodeled restaurants generated a -1.5% same store sales decline for the second quarter, dismal on its own and far below the Company’s family-dining peers who have not embarked on such an expensive undertaking (note: Cracker Barrel, Denny’s, and DineEquity (IHOP) generated +2.8%, +1.2%, and +3.6% comparable store restaurant sales increases, respectively, in their most recent fiscal quarters.) This costly initiative and the Company’s recently-constructed $48 million corporate headquarters are but two examples depicting what we believe are the misguided spending priorities of Chairman and CEO Steven Davis. The fact that Mr. Davis and the Board continue to discuss the pursuit of additional acquisitions is truly frightening given the value that was destroyed with the acquisition of Mimi’s Café.

We have in fact become convinced that there has been a complete governance breakdown at Bob Evans, as in addition to the current problems plaguing the Company, we have recently learned of at least one private equity group which was said to have approached management with an acquisition proposal that was summarily dismissed by Chairman and CEO Steven Davis. He similarly turned a blind eye to potential value creation in ignoring the repeated approach from a multi-billion dollar real estate investment firm proposing a sale-leaseback transaction with the Company. That firm, in addition to a second multi-billion dollar real estate investment firm, continue to express to us a keen interest in pursuing a transaction with the Company.

This latest information adds to the numerous concerns that we have had for some time regarding what we believe are poor governance practices at Bob Evans, and we have made suggestions to the Board as recently as November 25 that it take appropriate steps to bring the Company’s corporate governance in line with what are considered best practices. Sadly, these constructive suggestions have been met with seeming disregard. We shareholders cannot afford to let this Board, with its history of inaction, continue to operate with sub-standard corporate governance policies, particularly given the capital that Chairman and CEO Steven Davis seems intent upon spending with no apparent return. As such, our consent solicitation will be aimed at swiftly empowering shareholders to seek change at the Company. Importantly, shareholders do not have to wait until the Company’s Annual Meeting to effect change, as they can take action by written consent.

In the future we intend to file a consent solicitation statement as well as additional soliciting materials and you may find further information discussing our views in our presentation entitled Unlocking Shareholder Value at Bob Evans (available at http://www.sandellmgmt.com/news/Unlocking_Bob_Evans_Value.pdf). We look forward to further communications with you in the future as we aim to empower all of the shareholders to seek change in the Company that they own.

Sincerely,

Sandell Asset Management”

###

About Sandell Asset Management Corp.
Sandell Asset Management Corp. is a leading private, alternative asset management firm specializing in global corporate event-driven, multi-strategy investing with a strong focus on equity special situations and credit opportunities. Sandell Asset Management Corp. was founded in 1998 by Thomas E. Sandell and has offices in New York and London, including a global staff of investment professionals, traders and infrastructure specialists.

Contact:

Sandell Asset Management LLC

Adam Hoffman, 212-603-5814

MacKenzie Partners, Inc.

Dan Burch or Larry Dennedy, 212-929-5500

Sloane & Company

Elliot Sloane, 212-446-1860

Or

Dan Zacchei, 212-446-1882

Additional Information

SANDELL ASSET MANAGEMENT CORP., CASTLERIGG MASTER INVESTMENTS LTD., CASTLERIGG INTERNATIONAL LIMITED, CASTLERIGG INTERNATIONAL HOLDINGS LIMITED, CASTLERIGG OFFSHORE HOLDINGS, LTD., CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT FUND, LTD., CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT INTERMEDIATE FUND, L.P., CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT MASTER FUND, LTD., CASTLERIGG GLOBAL EQUITY SPECIAL EVENT FUND, LTD., CASTLERIGG GLOBAL EQUITY SPECIAL EVENT INTERMEDIATE FUND, L.P., CASTLERIGG GLOBAL EQUITY SPECIAL EVENT MASTER FUND, LTD., CASTLERIGG UCITS FUNDS PLC, SANDELL INVESTMENT SERVICES, L.L.C., PULTENEY STREET PARTNERS, L.P., AND THOMAS E. SANDELL (COLLECTIVELY, "SANDELL" OR THE "PARTICIPANTS") MAY FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING FORM OF CONSENT TO BE USED TO SOLICIT WRITTEN CONSENTS FROM THE STOCKHOLDERS OF BOB EVANS FARMS, INC. (THE "COMPANY") IN CONNECTION WITH SANDELL'S INTENT TO SEEK TO HAVE THE COMPANY'S STOCKHOLDERS TAKE CORPORATE ACTION BY WRITTEN CONSENT (THE "CONSENT SOLICITATION"). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE CONSENT STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF WRITTEN CONSENTS BY SANDELL FROM THE STOCKHOLDERS OF THE COMPANY, IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. IF AND WHEN COMPLETED, THE DEFINITIVE CONSENT STATEMENT AND AN ACCOMPANYING CONSENT CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND WILL BE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV/. IN ADDITION, MACKENZIE PARTNERS, INC., SANDELL'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD, IF AND WHEN AVAILABLE, WITHOUT CHARGE UPON REQUEST.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS WILL BE CONTAINED IN EXHIBIT 3 TO THE SCHEDULE 14A TO BE FILED BY SANDELL ASSET MANAGEMENT CORP. WITH THE SEC ON DECEMBER 9, 2013. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

Cautionary Statement Regarding Opinions and Forward-Looking Statements

Certain information contained herein constitutes “forward-looking statements” with respect to Bob Evans Farms, Inc. ("Bob Evans"), which can be identified by the use of forward-looking terminology such as “may,” “will,” “seek,” “should,” "could," “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. Such statements are not guarantees of future performance or activities. Due to various risks, uncertainties and assumptions, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. The opinions of Sandell Asset Management Corp. ("SAMC") are for general informational purposes only and do not have regard to the specific investment objective, financial situation, suitability or particular need of any specific person, and should not be taken as advice on the merits of any investment decision. This material does not recommend the purchase or sale of any security. SAMC reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. SAMC disclaims any obligation to update the information contained herein. SAMC and/or one or more of the investment funds it manages may purchase additional Bob Evans shares or sell all or a portion of their shares or trade in securities relating to such shares.